Exhibit 99.1

Knology Reports Results for Second Quarter 2011

WEST POINT, Ga.--(BUSINESS WIRE)--August 3, 2011--Knology, Inc. (Nasdaq: KNOL):

Second Quarter Highlights:

  Revenue increased to $131.4 million for the second quarter of 2011, up 16.3% compared to the same period in 2010.
  EBITDA, as adjusted, increased to $48.2 million for the second quarter of 2011, representing the highest quarterly EBITDA, as adjusted, in the history of Knology and an increase of 22.3% compared to the same period in 2010. EBITDA as a percent of revenue increased to 36.7% in the second quarter of 2011 compared to 34.9% for the second quarter of 2010.
  Operating income increased to $22.6 million for the second quarter of 2011, representing an increase of 36.5% compared to the same period in 2010.
  Net Income increased to a record $14.2 million, or $0.38 per basic share and $0.36 per diluted share, for the second quarter. Net income increased 85% for the second quarter of 2011 compared to the second quarter 2010.
  Free cash flow, defined as EBITDA, as adjusted, less capital expenditures and net cash interest, was $18.9 million in the second quarter, a 97% increase compared to the second quarter of 2010. Capital expenditures amounted to $24.3 million in the quarter, which included continued investment related to the high ROI network edge-out expansion.
  During the quarter, Knology closed the previously announced $30 million acquisition of CoBridge cable and broadband operations in Fort Gordon, GA and Troy, AL. Subsequent to the end of the second quarter, the Troy, AL assets were sold for approximately $11 million cash. A portion of these proceeds were used to make a $6.8 million incremental investment in Tower Cloud, a wireless backhaul fiber business that offers significant strategic opportunities for Knology.
  Total connections for the second quarter of 2011 increased by 19,822. Excluding the gains from the Fort Gordon, GA and Troy, AL acquisition, total connections decreased 729 during the seasonally slow quarter, demonstrating a major improvement when compared to a loss of 4,946 connections during the second quarter of 2010. Knology ended the second quarter of 2011 with 792,912 total connections.

Knology, Inc. (Nasdaq: KNOL) today reported financial and operating results for the quarter ended June 30, 2011. Total revenue for the second quarter of 2011 was $131.4 million, compared to revenue of $113.0 million for the same period one year ago and $128.0 million for the previous quarter. Knology reported EBITDA, as adjusted, of $48.2 million for the second quarter of 2011. EBITDA, as adjusted, was $39.4 million in the second quarter of 2010 and $47.4 million in the previous quarter.

“The momentum we established late in the first quarter carried over into the second quarter for Knology,” said Rodger L. Johnson, Chairman and Chief Executive Officer of Knology, Inc. “We achieved all-time records for Revenue, EBITDA and Net Income. Our high ROI network edge-out investment activity, combined with solid legacy performance, resulted in our second quarter connections performance being the best in the last five years. As always, we continue to focus on taking care of our customers and running a fundamentally sound business.”

Todd Holt, Knology’s President, added, “We accomplished many good things in the second quarter of 2011. We completed the previously announced tuck-in acquisition and subsequently closed on the divestiture of the Troy, Alabama assets in order to focus on the incumbent Ft. Gordon, Georgia operation and to fund our strategic investment in Tower Cloud. Our balance sheet remains strong both from a liquidity and leverage perspective with the capacity to fund potential future acquisitions. The business is well-positioned for a successful second half of 2011 and beyond.”

Knology reported net income for the second quarter of 2011 of $14.2 million, or $0.38 per basic share and $0.36 per diluted share, compared with net income of $12.2 million, or $0.33 per basic share and $0.31 per diluted share, for the previous quarter and $7.6 million, or $0.21 per basic share and $0.20 per diluted share, for the second quarter of 2010. Excluding the charges related to the accounting treatment of the company’s debt transactions and interest rate swaps, Knology posted net income of $13.1 million for the second quarter of 2011 compared with net income of $11.4 million for the previous quarter and $5.4 million for the second quarter of 2010.

Total connections for the second quarter of 2011 increased by 19,822. Knology acquired 20,551 connections in the Fort Gordon, GA and Troy, AL acquisition which closed during the second quarter. The Troy, AL operations were sold subsequent to the end of the second quarter. Total connections at the end of the second quarter of 2011 were 792,912 representing a 13.5% increase since June 30, 2010. Knology’s data, video and voice connections increased by 8,864, 8,334 and 2,624, respectively, during the quarter.

Excluding the acquisition, total connections decreased 729 during the quarter, compared to a loss of 4,946 connections during the second quarter of 2010. Excluding the acquired connections, Knology’s data, video and voice connections increased/(decreased) 1,249, (2,957), and 979, respectively, during the second quarter.

Average monthly revenue per connection for the second quarter of 2011 was $56.20, which represents an increase from $53.73 for the second quarter of 2010. Average monthly connection churn was 2.9%, compared to churn of 2.7% for the same period one year ago and 2.3% in the first quarter of 2011.

Second Quarter Key Operating Metrics

	Q2	Q2	% Change
	2011	2010	vs. Q2 2010
Marketable Homes Passed	1,087,788	962,321	13.0%

Connections
Video	263,169	231,925	13.5%

Voice
On-Net	259,270	240,851	7.6%
Off-Net	13,795	12,692	8.7%
Total Telephone	273,065	253,543	7.7%

Data
High Speed Data	256,026	212,294	20.6%
Dial-Up	652	955	-31.7%
Total Data	256,678	213,249	20.4%

Total On-Net Connections	778,465	685,070	13.6%
Total Connections	792,912	698,717	13.5%

Residential Connections	675,934	591,662	14.2%
Business Connections	116,978	107,055	9.3%

Average Monthly Revenue
Per Connection	$ 56.20	$ 53.73
Average Monthly Connection
Churn	2.9%	2.7%

For full descriptions of the above metrics, please refer to Non-GAAP Financial and Operating Measures on page 4 of this release.

Conference Call and Replay

Knology has scheduled a conference call to discuss the results of the second quarter 2011, which will be broadcast live over the Internet, on Wednesday, August 3, 2011 at 8:30 a.m. Eastern Time. Investors, analysts and the general public will have the opportunity to listen to the free conference call live over the Internet by visiting Knology’s Web site at www.knology.com or www.earnings.com. An audio archive will be available on Knology’s website at www.knology.com or www.earnings.com starting approximately two hours after the conclusion of the call. Also, a telephonic replay will be available through midnight on Wednesday, August 17, 2011, by dialing 855-859-2056 or local 404-537-3406. You will need to refer to Confirmation I.D. 84035478.

About Knology

Knology Inc., headquartered in West Point, Georgia, is a leading provider of interactive communications and entertainment services in the Southeast, upper Midwest and Kansas regions. Knology serves both residential and business customers with one of the most technologically advanced broadband networks in the country. Innovative offerings include over 200 channels of digital cable TV, local and long distance digital telephone service with the latest enhanced voice messaging features, and high-speed Internet access, which enables consumers to quickly download video, audio and graphic files using a cable modem. Knology’s fiber-based business products include iPlex, which delivers Ethernet connections to an IP-PBX using Session Initiated Protocol (SIP) technology, Passive Optical Network (PON), which supplies IP architecture with segmented voice and data bandwidth, and Managed Integrated Network Solutions (MATRIX), an integrated IP-based technology which converges data and voice. For more information, please visit www.knology.com.

Information about Forward-Looking Statements

This press release includes "forward-looking" statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are subject to future events, risks and uncertainties that could cause our actual results to differ materially from those expressed or implied. In addition, our revenues and earnings and our ability to achieve our planned business objectives are subject to a number of factors that make estimates of future operating results uncertain, including, without limitation, (1) that we will not retain or grow our customer base, (2) that we will fail to be competitive with existing and new competitors, (3) that we will not adequately respond to technological developments that impact our industry and markets, (4) that needed financing will not be available to us if and as needed, (5) that a significant change in the growth rate of the overall U.S. economy will occur such that there is a material impact on consumer and corporate spending, (6) that we will not be able to complete future acquisitions, that we may have difficulties integrating acquired businesses, or that the cost of such integration will be greater than we expect, and (7) that some other unforeseen difficulties occur, as well as those risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2010, and our other filings with the SEC. This list is intended to identify only certain of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. Investors are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements relating to expectations about future results or events are based upon information available to us as of today's date, and we do not assume any obligation to update any of these statements, except as required by law.

Definitions of Non-GAAP Financial and Operating Measures

We provide financial measures generated using generally accepted accounting principles (“GAAP”) and using adjustments to GAAP (“Non-GAAP”). These financial measures reflect conventions or standard measures of liquidity, profitability or performance commonly used by the investment community in the telecommunications industry for comparability purposes.

In this release, we use the Non-GAAP financial measure EBITDA, as adjusted. EBITDA, as adjusted, is calculated as net income (loss) before interest; taxes; depreciation and amortization; non-cash stock compensation; M&A integration and restructuring expense; debt modification expense; gain on interest rate swaps; amortization of deferred loss on interest rate swaps; and other expense (income). A reconciliation of EBITDA, as adjusted, to net income for the three and six month periods ended June 30, 2010 and 2011 is attached to this press release. EBITDA, as adjusted, is an operational measure that is not calculated and presented in accordance with accounting principles generally accepted in the United States. EBITDA, as adjusted, eliminates the uneven effect on operating income of non-cash depreciation of tangible assets and amortization of certain intangible assets and, therefore, is useful to management in measuring the overall operational strength and performance of the Company. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used for generating our revenues. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures and investment spending. Another limitation of EBITDA, as adjusted, is that it does not reflect income net of interest expense, which is a significant expense because of the substantial debt we have incurred.

In this release, we also use the Non-GAAP financial measure Free Cash Flow. Free Cash Flow is calculated as EBITDA, as adjusted, less capitalized tangible and intangible expenditures and cash interest paid net of cash interest received. A reconciliation of Free Cash Flow to net income for the three and six month periods ended June 30, 2010 and 2011 is attached to this press release. The use of Free Cash Flow is important because it allows management, as well as investors and analysts, to assess our ability to make additional investments and meet our debt obligations.

The other operating metrics used in this release include the following:

  Marketable Homes Passed – We report homes passed as the number of residential and business units, such as single residence homes, apartments and condominium units, passed by our broadband network and listed in our database. “Marketable homes passed” are homes passed other than those we believe are covered by exclusive arrangements with other providers of competing services.
  Total Connections - Because we deliver multiple services to our customers, we report the total number of connections for video, voice and data rather than the total number of customers. We count each video, voice or data purchase as a separate connection. For example, a single customer who purchases cable television, local telephone and Internet access services would count as three connections. We do not record the purchase of digital video services by an analog video customer as an additional connection.
  On-net/Off-net connections – All of our video connections are provided over our networks. Our voice and data connections consist of both "on-net" and "off-net" connections. On-net refers to lines provided over our networks. Off-net refers to voice or data connections provided over lines leased from third parties.
  Average Monthly Revenue Per Connection – The Average Monthly Revenue Per Connection is the total revenue for a month divided by the average number of connections for that month, expressed in dollars.
  Average Monthly Connection Churn – The Average Monthly Connection Churn is the total number of deactivated connections for a month divided by the average number of connections for that month, expressed as a percentage.

Knology, Inc. Consolidated Statements of Operations (Unaudited) (In Thousands, Except Share and Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Operating Revenues:
Video	$59,357	$50,583	$118,877	$99,663
Voice	33,145	31,469	66,113	63,778
Data	31,738	26,046	62,602	51,716
Other	7,125	4,889	11,735	7,948
Total Revenue	131,365	112,987	259,327	223,105

Direct costs	41,754	36,383	83,115	72,499
Selling, general and administrative expenses	43,377	38,695	84,795	76,547
Depreciation and amortization	23,630	21,348	46,902	43,693
Operating Income	22,604	16,561	44,515	30,366

Interest income	30	97	66	213
Interest expense	(9,243)	(11,292)	(19,816)	(22,780)
Debt modification expense	(44)	0	(225)	0
Non-cash gain on interest rate swaps	1,118	7,764	2,150	8,795
Non-cash amortization of deferred loss on interest rate swaps	0	(5,499)	0	(9,873)
Other income (loss), net	(296)	8	(289)	103
Net Income	$14,169	$7,639	$26,401	$6,824

Basic net income per share	$0.38	$0.21	$0.71	$0.19

Diluted net income per share	$0.36	$0.20	$0.68	$0.18

Basic weighted average shares outstanding	37,373,211	36,881,089	37,316,330	36,754,750

Diluted weighted average shares outstanding	38,965,482	38,952,013	38,961,439	38,777,307

Knology, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)

	6/30/2011
ASSETS	(unaudited)	12/31/2010

Current assets:
Cash and cash equivalents	$49,566	$47,120
Restricted cash	1,401	1,401
Certificates of deposit	6,740	6,105
Accounts receivable, net	39,347	37,504
Prepaid expenses and other	4,816	3,373
Total current assets	101,870	95,503

Property, plant & equipment, net	413,365	400,347
Assets held for sale	11,201	0
Investments	11,894	4,011
Debt issuance & debt modification costs, net	11,976	8,167
Goodwill, intangible assets and other	292,020	279,650

Total assets	$842,326	$787,678

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long term debt	$12,372	$9,561
Accounts payable	31,581	28,217
Accrued liabilities	22,963	20,360
Unearned revenue	17,328	16,949
Interest rate swaps	4,550	0
Total current liabilities	88,794	75,087

Long term debt, net of current portion	737,978	721,751
Interest rate swaps	10,712	6,699
Total liabilities	837,484	803,537

Common stock	376	372
Additional paid in capital	615,501	610,492
Accumulated other comprehensive income	(10,713)	0
Accumulated deficit	(600,322)	(626,723)
Total stockholders’ equity (deficit)	4,842	(15,859)

Total liabilities and stockholders’ equity	$842,326	$787,678

Knology, Inc. Reconciliation of EBITDA, As Adjusted, and Free Cash Flow to Net Income Unaudited (In Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Net income	$14,169	$7,639	$26,401	$6,824
Depreciation and amortization	23,630	21,348	46,902	43,693
Non-cash stock compensation	1,815	1,490	3,509	2,941
M&A integration and restructuring expense	155	29	725	83
Interest expense, net	9,213	11,195	19,750	22,567
Debt modification expense	44	0	225	0
Non-cash gain on interest rate swaps	(1,118)	(7,764)	(2,150)	(8,795)
Non-cash amortization of deferred loss on interest rate swaps	0	5,499	0	9,873
Other (income) loss	296	(8)	289	(103)
EBITDA, as adjusted	$48,204	$39,428	$95,651	$77,083
Capitalized expenditures	(24,258)	(18,806)	(50,499)	(35,101)
Cash interest paid, net	(5,020)	(11,013)	(16,000)	(21,467)
Free cash flow	$18,926	$9,609	$29,152	$20,515

CONTACT:
Knology, Inc.
M. Todd Holt, 706-645-8752
President
todd.holt@knology.com